EXHIBIT 8.2

                      [MILLER & CHEVALIER LETTERHEAD]


                            Form of Tax Opinion


                             ___________, 1998



McMoRan Exploration Co.
1615 Poydras Street
New Orleans, LA  70112

Ladies and Gentlemen:

      We have reviewed the McMoRan Exploration Co. Registration Statement on Form S-4 (the "Registration Statement"), dated August 11, 1998, which includes the Joint Proxy Statement of McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. relating to the merger of Freeport-McMoRan Sulphur Inc. into Brimstone LLC and the merger of McMoRan Oil & Gas Co. into MOXY LLC (the "Mergers") pursuant to the terms of an Agreement and Plan of Mergers dated August 1, 1998.

      This will confirm that, in our opinion, the discussion set forth under the heading "Federal Income Tax Consequences of the Mergers" in the Registration Statement is fair, complete, and accurate in all material respects. The discussion is subject to the qualifications stated in the first paragraph under that heading.

      We consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission in connection with the Mergers, and to the references to us as tax counsel to Freeport-McMoRan Sulphur Inc. in such filings.

                                        Very truly yours,